Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-200807 and 333-211425) of Tribune Media Company of our report dated March 1, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
March 1, 2017